Exhibit 99.1

                    BreitBurn Energy Partners L.P.
   Completes $1.474 Billion Acquisition of Assets from Quicksilver
                              Resources


    LOS ANGELES--(BUSINESS WIRE)--Nov. 1, 2007--BreitBurn Energy Partners L.P. (NASDAQ:BBEP) announced today that it has completed the purchase of all of the natural gas, oil and midstream assets of Quicksilver Resources Inc. (NYSE:KWK) in Michigan, Indiana and Kentucky in exchange for $750 million in cash and approximately 21.348 million common units of BreitBurn Energy Partners L.P. The purchase was made pursuant to a Contribution Agreement with Quicksilver previously announced on September 12, 2007. The total consideration is subject to customary post-closing adjustments.

    Highlights of the acquisition, after adjustments for preferential right exercises and other ordinary course land activities, include:
Over 5,000 gross producing wells; Gross and net acreage of over 900,000 and 500,000, respectively; Substantial number of low risk development opportunities; Immediately accretive to 2008 distributable cash flow per unit; Estimated current daily production of approximately 72 million cubic feet of gas equivalents as of October 31, 2007; Commodity hedges for approximately 80% of PDP production for 3 years beginning January 1, 2008; Approximate 19 year reserve life; and Integrated midstream assets. With this acquisition, natural gas accounts for approximately 60% of BreitBurn's total estimated proved reserves, up from 2% prior to the transaction. BreitBurn intends to issue 2008 guidance before year-end and notes that its earlier guidance (issued August 14, 2007) for 2007 was prepared prior to the acquisition from Quicksilver and is no longer current or applicable.

    About BreitBurn Energy Partners L.P.

    BreitBurn Energy Partners L.P. is an independent oil and gas limited partnership, formed in 2006 by a subsidiary of Provident Energy Trust, focused on the acquisition, exploitation and development of oil and gas properties. BreitBurn's assets consist primarily of producing and non-producing crude oil and natural gas reserves located in the Los Angeles Basin in California, the Wind River and Big Horn Basins in central Wyoming, the Permian Basin in West Texas, the Sunniland Trend in Florida, and the Antrim Shale in Michigan and the New Albany Shale in Indiana and Kentucky. Visit BreitBurn online at www.BreitBurn.com

    Cautionary Statement Relevant to Forward - Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities
Litigation Reform Act of 1995

    This press release contains forward-looking statements relating to BreitBurn's operations that are based on management's current expectations, estimates and projections about its operations. Words such as "anticipates," "expects," "intends," "plans," "targets," "projects," "believes," "seeks," "schedules," "estimates," "opportunities", "recommends," "will recommend" and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, BreitBurn undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

    Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are crude oil and natural gas prices; the competitiveness of alternate energy sources or product substitutes; technological developments; delays in planned or expected drilling and development programs; the future performance of the properties acquired from Quicksilver Resources Inc.; potential disruption or interruption of BreitBurn's net production due to accidents or severe weather; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading "Risk Factors" incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2006, Quarterly Report on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007 and other filings with the Securities and Exchange Commission. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.



    CONTACT: BreitBurn Energy Partners L.P.
             Investor Relations:
             James G. Jackson, 213-225-5900 x273
             Executive Vice President and Chief Financial Officer or
             Kalt Rosen Group/Ruder Finn/West
             Pierre Hirsch, 415-692-3060